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                                                                   EXHIBIT 10.3


                           THIRD AMENDED AND RESTATED
                         MANAGEMENT RETENTION AGREEMENT
                                    (TIER 1)



                  THIS THIRD AMENDED AND RESTATED AGREEMENT ("Agreement") is entered into as of the _____ day of ____________, 1997 (the "Effective Date") by and between Caliber System, Inc., an Ohio corporation (together with its successors and assigns permitted under this Agreement the "Company"), and X ("Executive").

                               W I T N E S S E T H


                  WHEREAS, Executive currently serves as [title]; and

                  WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders; and

                  WHEREAS, the Board (as defined in Section 1(b)) has determined that it is in the best interests of the Company and its stockholders to secure Executive's continued services and to ensure Executive's continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1(d)) of the Company, without concern as to whether Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage Executive's full attention and dedication to the Company, the Board has authorized the Company to enter into this Agreement.

                  NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

                  1.       Definitions.
                           ------------

                           As used in this Agreement, the following terms shall
have the respective meanings set forth below:

                           (a) "Affiliate" of a person or other entity means a
person or entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.

                           (b) "Board" means the Board of Directors of the
Company.

                           (c) "Cause" means (1) conviction of Executive for a
felony or for a misdemeanor involving moral turpitude or (2) a material breach by Executive of the duties and responsibilities associated with his employment and position with the Company (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and

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deliberate on Executive's part, which results in demonstrably material economic injury to the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach.

                           Cause shall not exist unless and until the Company
has delivered to Executive a copy of a resolution duly adopted by three-quarters (3/4) of the Board and to the extent applicable, three quarters (3/4) of the Incumbent Directors, if any, as defined below, at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of the conduct set forth in this Section 1(c) and specifying the particulars thereof in detail.

                           (d) "Change in Control" means the occurrence of any
of the following events:

                                    (1) any "person," as such term is used in
Sections 3(a)(9) and 13(d) of the 1934 Act, becomes a "beneficial owner," as such term is used in Rule 13d-3 promulgated under the 1934 Act, of 20% or more of the combined voting power of all the Voting Securities of the Company then outstanding;

                                    (2) the majority of the Board consists of
individuals other than Incumbent Directors, which term means the members of the Board on the date of this Agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by three-quarters of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

                                    (3) the Company adopts any plan of
liquidation providing for the distribution of all or substantially all of its assets;

                                    (4) all or substantially all of the assets
of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the holders of the Voting Securities of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Securities of the Company, all of the Voting Securities or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or

                                    (5) the Company combines with another
company and is the surviving corporation but, immediately after the combination, the holders of the Voting Securities of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the Voting Securities of the combined company (there being excluded from the Voting Securities held by such holders of the Voting Securities, but not from the Voting Securities of the combined company, any securities received by Affiliates of such other company in exchange for securities of such other company).

                           Notwithstanding anything contained in this Agreement
to the contrary, if Executive's employment is terminated by the Company prior to a Change in Control, which Change in Control in fact occurs, and Executive reasonably demonstrates that such termination was at the request of a third party who effectuates such Change in Control or that such termination was directly related to or in anticipation of such Change in Control, then for all

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purposes of this Agreement, the date of the Change of Control shall mean the date immediately prior to the date of such termination of Executive's employment.

                           (e) "Date of Termination" means (1) the effective
date on which Executive's employment by the Company terminates as specified in a Notice of Termination by the Company or Executive, as the case may be, or (2) if Executive's employment by the Company terminates by reason of death, the date of death of Executive. Notwithstanding the previous sentence, (i) if Executive's employment is terminated for Disability (as defined in Section 1(f)) or (ii) if Executive's employment is terminated by the Company other than for Cause, then such Date of Termination shall be no earlier than thirty (30) days following the date on which a Notice of Termination is received.

                           (f) "Disability" means Executive's absence from his
duties with the Company on a full-time basis for at least one hundred eighty
(180) consecutive days as a result of Executive's incapacity due to mental or physical illness.

                           (g) "Good Reason" shall mean termination by Executive
of his employment following occurrence of any of the following events without his consent:

                                    (i) a reduction in Executive's base salary
or target award opportunity as in effect immediately prior to the Change in Control (including a change in performance criteria which impacts negatively on Executive's ability to achieve the target) under the Company's annual or long-term performance incentive plans or programs, the failure to continue Executive's participation in any incentive compensation plan in which he was a participant immediately prior to the Change in Control unless a plan providing a substantially similar opportunity is substituted, or the termination or material reduction of any employee benefit or perquisite enjoyed by him immediately prior to the Change in Control, unless comparable benefits or perquisites (determined in the aggregate) are substituted;

                                    (ii) material diminution in Executive's
duties as in effect immediately prior to the Change in Control or assignment to Executive of duties materially inconsistent with his duties as in effect immediately prior to the Change in Control;

                                    (iii) the loss of any of Executive's titles
or positions held immediately prior to the Change in Control;

                                    (iv) a required relocation of more than 50
miles from Executive's primary office at the time the Company enters into an agreement in principle or other agreement, the consummation of which would constitute a Change in Control; or

                                    (v) the failure of the Company to obtain the
assumption in writing of its obligation to perform the agreement by any successor to all or substantially all of the assets of the Company within 30 days after a merger, consolidation, sale or similar transaction.

                           Notwithstanding anything contained in this Agreement
to the contrary, any circumstance described in clauses (i) through (iv) of this
Section 1(g) shall not constitute Good Reason unless Executive gives written notice thereof to the Company in accordance with Section 12 and the Company fails to remedy such circumstances within ten days following receipt of such notice.

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                           (h) "Notice of Termination" means notice of the Date
of Termination as described in Section 12(b).

                           (i) "Qualifying Termination" means a termination of
Executive's employment as a result of (1) a termination by the Company without Cause, (2) a termination by Executive for Good Reason or (3) a termination by Executive during the 30-day period commencing with the first anniversary date of the Change in Control; provided, however, that a Qualifying Termination shall not include a termination as a result of Executive's death, Disability or Retirement.

                           (j) "Retirement" means Executive's voluntary
termination of employment (other than with Good Reason) while eligible for retirement benefits under the terms of the Caliber System, Inc. Pension Plan and Trust.

                           (k) "Retirement and Savings Plans" mean all qualified
and nonqualified defined benefit and defined contribution plans, including:

              [Applicable qualified and nonqualified benefit plans]

or any applicable amended, successor or substitute plan or plans of the Company, including any supplemental employee retirement plans, put into effect prior to a Change in Control.

                                    The Caliber System, Inc. Long-Term Stock
Award Incentive Plan is included in the definition of Retirement and Savings Plans to the extent that it provides Executive with supplemental stock credits.

                           (l) "Transition Period" means the period of time
beginning with a Change in Control and ending on the earlier to occur of (1) Executive's death and (2) twenty-four (24) months following such Change in Control.

                           (m) "Voting Securities" mean any shares of capital
stock or other securities of the Company that are generally entitled to vote in elections for directors.

                  2.       Term of Agreement.
                           ------------------

                           This Agreement shall commence on the Effective Date
and shall continue in effect until ___________, 1999; provided, however, that commencing on ___________, 1999 and each following anniversary of the Effective Date, the term of this Agreement shall automatically be extended for an additional one-year period, unless at least six months prior to such date, the Company shall have given notice not to extend this Agreement; provided, however, that (i) no such action shall be taken by the Company during any period of time when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control, and (ii) this Agreement shall continue in effect for at least twenty-four (24) months following the occurrence of a Change in Control. Notwithstanding anything in this Section 2 to the contrary, and subject to the last paragraph of Section 1(d), this Agreement shall terminate upon termination of Executive's employment with


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the Company prior to a Change in Control, in which event the rights and obligations of the parties, except as otherwise expressly provided herein, shall cease.

                  3. Payments and Benefits Upon Termination of Employment.
                     -----------------------------------------------------

                           (a) If during the Transition Period the employment of
Executive shall terminate, by reason of a Qualifying Termination, then the Company shall pay to Executive (or Executive's beneficiary or estate) within five (5) days following the Date of Termination (except as provided in Section 3(a)(1)(iii)), as compensation for services rendered to the Company:

                                    (1) a lump-sum cash amount equal to the sum
of (i) Executive's unpaid base salary from the Company and its subsidiaries through the Date of Termination (at the rate in effect (without taking into account any reduction of base salary constituting Good Reason) just prior to the time a Notice of Termination is given); (ii) any benefit awards (including both the cash and stock components) which pursuant to the terms of any Retirement and Savings Plans have been earned or become payable through the Date of Termination, to the extent not theretofore paid or otherwise provided for; (iii) that portion of the annual bonus under the Company's incentive compensation plans determined by multiplying the greater of the actual bonus that would otherwise have been earned for a full year performance or target annual bonus, by the fraction arrived at by dividing the number of full weeks worked by Executive during the calendar year of his Date of Termination by fifty-two (52); plus (iv) any unpaid vacation under the Company's vacation policy in effect at the Date of Termination (or, if more favorable to Executive, immediately prior to a Change in Control). For purposes of Section 3(a)(1)(iii), the Company shall pay the Executive the pro-rata portion of the target annual bonus within 5 days following the Date of Termination, and any additional bonus payment to which Executive is entitled on or before January 31 of the year following the year in which the Termination occurs.

                                    (2) a lump-sum cash amount equal to (a) 3
times Executive's highest annual rate of base salary from the Company and its subsidiaries in effect during the 12-month period prior to the Date of Termination plus (b) 3 times the target annual bonus in effect for the year in which the Change in Control occurs; provided, that any amount paid pursuant to this Section 3(a)(2) shall be offset by any other amount of severance relating to salary or bonus continuation to be received by Executive upon termination of employment of Executive under any other severance plan, policy, employment agreement or arrangement of the Company.

                                    (3) a lump-sum cash amount equal to the
actuarial present value as of the Date of Termination of: (i) the employer matching contributions that would be made to the Caliber System, Inc. 401(k) Savings Plan; (ii) employer contributions that would be made to the Caliber System, Inc. Stock Bonus Plan; and (iii) supplemental credits that would be awarded under the Caliber System, Inc. Long-Term Stock Award Incentive Plan. This lump sum payment shall be based on the employer contributions and supplemental credits attributable to an additional 36 months of service under the specific plans referenced in this paragraph, or any applicable amended, successor or substitute plan or plans of the Company put into effect prior to a Change in Control. For purposes of the 401(k) Savings Plan and related supplemental stock credits, the calculations shall be made based on the assumption that the Executive made maximum contributions from the highest annual rate of base salary and target annual bonus under 3(a)(2)(a) and 3(a)(2)(b) to the 401(k) Savings Plan and that the matching percentage shall equal the highest matching percentage allowable under the 401(k) Savings Plan as of the Date of

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Termination (in no event less than 3.5% of eligible compensation under the
401(k) Savings Plan). For purposes of the Stock Bonus Plan and related supplemental stock credits, the calculations shall be based on the highest annual rate of base salary and target annual bonus under 3(a)(2)(a) and 3(a)(2)(b), and the formula in effect for the year in which the Date of Termination occurs (but in no event less than the average of the actual contribution/allocation percentages applicable to the 5 calendar years preceding the Date of Termination). For purposes of determining actuarial present value under this Section 3(a)(3), the interest rate on 30-year Treasury securities for the month of November preceding the calendar year in which the Date of Termination occurs shall be used (such rate is the "applicable interest rate" under Section 417(e)(3)(A)(ii)(II) of the Internal Revenue Code).

                                    (4) a lump-sum cash amount equal to the
actuarial present value as of the Date of Termination of the benefits accrued under the Caliber System, Inc. 401(a)(17) Benefit Plan and Caliber System, Inc. Excess Plan based upon the mortality and interest factors in Section 3(a)(5) and upon service through the Date of Termination. For purposes of the actuarial present value calculation under this Section 3(a)(4), Executive shall be deemed fully vested for all actual service.

                                    (5) a lump-sum cash amount equal to the
actuarial present value as of the Date of Termination of the benefits under the Caliber System, Inc. Pension Plan and Trust, Caliber System, Inc. 401(a)(17) Benefit Plan, and Caliber System, Inc. Excess Plan based upon: (i) an additional 36 months of base salary and target annual bonus under 3(a)(2)(a) and 3(a)(2)(b) above, and (ii) an additional 36 months of age and service, or, if greater, the number of additional months of age and service necessary to provide Executive with 30 years of service and an attained age of 56 under the specific plans referenced in this paragraph or any applicable amended, successor or substitute plan or plans of the Company put into effect prior to a Change in Control. For purposes of this Section 3(a)(5), the additional 36 months of base salary and target annual bonus under 3(a)(2)(a) and 3(a)(2)(b), and any portion of the annual bonus under 3(a)(1)(iii) paid in the calendar year following the Date of Termination, shall be included as the final three years of pensionable wages. For purposes of determining actuarial present value under this Section 3(a)(5), the 1983 Group Mortality Table (assuming a blend of 50 percent of male mortality rates and 50 percent female mortality rates) shall be utilized. For purposes of determining actuarial present value under this Section 3(a)(5), the interest rate on 30-year Treasury securities for the month of November preceding the calendar year in which the Date of Termination occurs shall be used (such rate is the "applicable interest rate" under Section 417(e)(3)(A)(ii)(II) of the Internal Revenue Code).

                           (b) If during the Transition Period, the employment
of Executive shall terminate, by reason of a Qualifying Termination, then for a period ending on the earliest of (i) thirty-six (36) months following the Date of Termination, (ii) the commencement date of equivalent benefits from a new employer, or (iii) Executive's attainment of age 65, the Company shall continue to keep in full force and effect (or otherwise provide) each plan and policy providing medical, accident, disability and life coverage with respect to Executive and his dependents with the same level of coverage, upon the same terms and otherwise to the same extent as each such plan and policy shall have been in effect immediately prior to the Date of Termination (or, if more favorable to Executive, immediately prior to the Change in Control), and the Company and Executive shall share the costs of continuing each such coverage in the same proportion as such costs were shared immediately prior to the Date of Termination (or, if more favorable to Executive, immediately prior to the Change in Control). If, on or after the end

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of thirty-six (36) months following the Date of Termination, Executive is not then receiving equivalent medical coverage from a new employer, the Company shall provide Executive with coverage equivalent to the Company's early-retiree medical program then in effect. Upon termination of any of the other coverages discussed in this subparagraph, the Executive may convert Executive's and his dependents' coverage under any such plan or policy to individual policies or programs upon the same terms as employees of the Company may apply for such conversions.

                           (c) If during the Transition Period, the employment
of Executive shall terminate, by reason of a Qualifying Termination, then for a period of twelve months following the Date of Termination, the Company shall provide, at its expense, executive level outplacement assistance to the Executive by a nationally recognized outplacement firm acceptable to Executive.

                  4. CONSEQUENCES OF A CHANGE IN CONTROL UPON CERTAIN ENTITLEMENTS.

                           (a) The consequences of a Change in Control on
Executive's stock options and performance shares granted under the Company's 1996 Equity Incentive Compensation Plan ("EICP") shall be determined in accordance with the EICP and Executive's grants pursuant to the EICP. The consequences of a Change in Control on Executive's stock credits under any Retirement and Savings Plans shall be determined in accordance with the provisions of the applicable plans.

                           (b) No later than the occurrence of a Change in
Control, the Company shall fund in full that portion, if any, of the obligations to Executive under the Company's Retirement and Savings Plans (other than plans qualified under Section 401(a) of the Internal Revenue Code) that are then unfunded. Such funding shall be provided through an irrevocable trust for the benefit of the Executive which shall be established as promptly as possible following the Effective Date of this Agreement (or, in the case of a Retirement and Savings Plan established after such effective date, then as promptly as possible after such plan is established) for the purpose of receiving contributions from the Company to fund such obligations. To the extent such obligations are covered by a plan other than a plan for which there is a trust already in existence, the Company shall establish a trust for the purpose of funding such obligations. Such trust shall be in a form that provides Executive with the most favorable tax position that reasonably can be determined at the time it is established. The trust shall provide for distribution of amounts to Executive in order to pay taxes, if any, that become due prior to payment of amounts pursuant to the trust. Following the occurrence of a Change in Control, the Company shall make periodic additional contributions (no less frequently than annually) to keep such trust fully funded. The intent is that no later than the Change in Control and annually thereafter (the "Applicable Dates") the amount of such fund shall equal at least the then present value (determined as of each Applicable Date) of any amounts subject to the funding requirement of this Section 4(b) as determined by a nationally recognized firm qualified to provide actuarial services. The establishment and funding of any such trust shall not affect the obligation of the Company to provide the benefits being funded. The trust may be terminated in accordance with the trust agreement between the Company and the trustee and, if so terminated, the Company shall not be required to establish a successor trust under this Section 4(b). The trust described in this Section 4(b) may be part of a trust funding similar obligations for other employees of the Company.


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                           (c) No later than the occurrence of a Change in
Control, the Company shall fund its obligations to provide payments and benefits under this Agreement (other than the obligations which are provided for in Section 4(b)) by the establishment of a trust to which it contributes an amount sufficient to meet such obligations. The establishment and funding of such trust shall not affect the obligations of the Company to provide the benefits subject to this Section 4(c). The trust described in this Section 4(c) may be part of the trust described in Section 4(b).

                           (d) The consequences of a Change in Control upon
compensation and benefit plans and programs of the Company, except as otherwise provided in this Agreement, shall be determined in accordance with such plans and programs.

                  5.       Gross-up Payments.
                           ------------------

                           (a) Anything in this Agreement to the contrary
notwithstanding, in the event it shall be determined that any payment, distribution or other benefit (including, without limitation, any acceleration of vesting of any benefit) provided by the Company or its subsidiaries to or for the benefit of Executive (a "Payment") (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any Gross-up Payment required under this Section 5) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code"), (such excise tax, together with any interest and penalties imposed in respect thereto, hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive a Gross-Up Payment in an amount that after payment by Executive of all taxes, including, without limitation, any income, employment, and excise taxes (and any interest and penalties imposed with respect thereto), imposed upon the Gross-Up Payment leaves the Executive a net amount from the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

                           (b) Subject to the provisions of Section 5(c), all
determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to Executive within five (5) days of the receipt of the Determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and Executive. In the event the Company exhausts its remedies pursuant to Section 5(c) and Executive thereafter is required by a determination of a court or the Internal Revenue Service to make payment of any Excise Tax, the Accounting Firm shall determine

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promptly following receipt of such determination the amount of the Gross-Up
Payment that should have been made by the Company (the "Underpayment") and any such Underpayment shall be paid promptly by the Company to or for the benefit of Executive.

                           (c) Executive shall notify the Company in writing of
any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                                    (1) give the Company any information
reasonably requested by the Company relating to such claim,

                                    (2) take such action in connection with
contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                                    (3) cooperate with the Company in good faith
in order effectively to contest such claim, and

                                    (4) permit the Company to participate in any
proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income or employment tax (including interest and penalties with respect thereto) imposed as a result of such proceeding and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income or employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder


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and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                           (d) If, after the receipt by Executive of an amount
advanced by the Company pursuant to Section 5(c), Executive becomes entitled to receive, and receives, any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty
(30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  6.       Confidentiality; Non-Competition.
                           ---------------------------------

                           (a) During employment and thereafter, Executive shall
keep confidential all "Confidential Information" relating to the Company or any of its subsidiaries, and their respective businesses, obtained by Executive during his employment by the Company or any of its subsidiaries. "Confidential Information" means any non-public, proprietary information that may provide the Company with a competitive advantage, including, without limitation, any trade secrets, formulas, flow charts, computer programs, access codes or other systems information, business, product or marketing plans, sales and other forecasts, financial information, customer lists, and information relating to compensation and benefits, provided that such proprietary information does not include any information which is available to the general public or is generally available within the relevant business or industry other than as a result of Executive's breach of this Section 6(a). Confidential Information may be in any medium or form, including, without limitation, physical documents, computer files or discs, videotapes, audiotapes, and oral communications. Anything herein to the contrary notwithstanding, it shall not be a violation of this Section 6(a) for the Executive to disclose information in the ordinary course of properly carrying out his duties and responsibilities on behalf of the Company or to respond to an order of a court or other body having jurisdiction provided that he gives the Company notice of any such order.

                           (b) Executive agrees that he shall not for a period
of one (1) year following the Date of Termination, directly or indirectly own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected in any manner, including but not limited to holding the positions of officer, director, shareholder, consultant, independent contractor, employee, partner, or investor, with any Competing Enterprise; provided, however, that Executive may invest without being deemed in violation of this Section 6(b), in stocks, bonds, or other securities of any corporation or other entity (but without participating in the business thereof) if such stocks, bonds, or other securities are listed for trading on a national securities exchange or NASDAQ and Executive's investment does not exceed 1% of the issued and outstanding shares of capital stock, or in the case of bonds or other securities, 1% of the aggregate principal amount thereof issued and outstanding. "Competing Enterprise" shall mean an enterprise that engages in any business that, on the Date of Termination, is engaged in by the Company or any of its subsidiaries if such enterprise engages in such business in any geographic area in which the Company or any of its subsidiaries conducts such business.

                           (c) Except as expressly provided herein, promptly
following Executive's termination of employment, Executive shall return to the Company all property of the Company then in Executive's possession or under his control, except that Executive may retain his personal notes, diaries, Rolodexes, calendars and correspondence.

                           (d) Executive agrees that any material breach of the
terms of this Section would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. Executive further agrees that in the event of said material breach or any reasonable threat of material breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such material breach or threatened material breach. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages. Should a court or arbitrator determine that any provision of this Section 6 is unreasonable, the parties agree that such provision shall be interpreted and enforced to the maximum extent such court or arbitrator deems reasonable.

                           (e) The provisions of this Section shall survive any
termination of this Agreement and the Transition Period, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section. Anything in this Section 6(e) to the contrary notwithstanding, the provisions of
Section 6(b) shall only apply in the event of (i) a termination of the Executive's employment described in the last paragraph of Section 1(d), prior to the occurrence of a Change in Control, (ii) a termination of Executive's employment during the Transition Period that constitutes a Qualifying Termination, or (iii) a termination for Cause at any time during the Term of the Agreement.

                  7.       Indemnification.
                           ----------------

                           The Company agrees that if Executive is made a party
to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's Second Amended Articles of Incorporation, Restated Amended Code of Regulations, Indemnification Agreement between Executive and the Company or, if greater, by the laws of the State of Ohio, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith. The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering Executive to the extent the Company provides such coverage for its other executive officers.

                  8.       Withholding Taxes.
                           ------------------

                           The Company may withhold from all payments due to
Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

                  9.       Reimbursement of Expenses.
                           --------------------------

                           If any contest or dispute shall arise under this
Agreement involving termination of Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Executive, on a current basis, for all legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute regardless of the result thereof.

                  10.      Scope of Agreement.
                           -------------------

                           Nothing in this Agreement shall be deemed to entitle
Executive to continued employment with the Company or its subsidiaries.

                  11.      Successors; Binding Agreement.
                           ------------------------------

                           (a) This Agreement shall not be terminated by any
merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

                           (b) The Company agrees that concurrently with any
merger, consolidation or transfer of assets referred to in paragraph (a) of this
Section 11, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of the Company hereunder.

                           (c) (i) No rights or obligations of the Company under
this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or in connection with the sale or liquidation of all or substantially all of the assets of the Company, or in connection with the disposition of the business of the Company substantially as an entirety, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.

                                    (ii) This Agreement is personal to Executive
and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate.

                  12.      Notice.
                           -------

                           (a) For purposes of this Agreement, all notices and
other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

                  If to Executive:

                           [Executive Name and Address]

                  If to the Company:

                           General Counsel
                           Caliber System, Inc.
                           P.O. Box 5459
                           Akron, OH 44334-0459

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                           (b) A written notice (a "Notice of Termination") of
Executive's Date of Termination by the Company or Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) specify the termination date. The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

                  13.      No Set-off; No Mitigation.
                           --------------------------

                           The Company's obligation to make any payments
provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

                  14.      Employment with Subsidiaries.
                           -----------------------------

                           Employment with the Company for purposes of this
Agreement shall include employment with any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

                  15.      Governing Law; Validity.
                           ------------------------

                           The interpretation, construction and performance of
this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Ohio without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

                  16.      Settlement of Disputes.
                           -----------------------

                           (a) Any controversy or claim arising out of or
relating to this Agreement, any amendment of this Agreement, or any breach of any of the foregoing, shall, subject to the mutual agreement of the Company and the Executive, be settled by confidential arbitration, to be held in Akron, Ohio, in accordance with the Commercial Arbitration Rules of the American Arbitration Association before three (3) arbitrators. The arbitrators shall apply the provisions of this Agreement strictly as written (unless doing so violates the clear intent of this Agreement), and shall explain the reasons and basis of their award in detail and in writing. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. All costs and expenses relating to any controversy or claim that is arbitrable under this Section (including reasonable attorney's fees of the Executive) shall be paid by the Company promptly on written demand, except that the arbitrators are authorized to require reimbursement of the Company for moneys paid by it pursuant to this sentence if the arbitrators determine that the substantive positions of the Executive in the arbitration were entirely without merit. Pending final resolution of any arbitration or court proceeding, the Company shall continue prompt payment of all amounts due the Executive under this Agreement or any amendment thereof and prompt provision of all benefits to which the Executive or his beneficiaries are entitled. Notwithstanding the foregoing, nothing contained in this Section 16 shall limit a party's right to seek equitable relief in any court of competent jurisdiction.

                           (b) In the event the parties do not agree to
arbitration as provided in 16(a), the parties hereby consent to the jurisdiction of the Common Pleas Court of the State of Ohio (Summit County) or of the United States District Court for the Northern District of Ohio.

                  17.      Counterparts.
                           -------------

                           This Agreement may be executed in two or more
counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

                  18.      Survivorship.
                           -------------

                           The respective rights and obligations of the parties
hereunder shall survive the expiration of the term of this Agreement, to the extent necessary to carry out the intentions of the parties, including without limitation any obligations of the Company to make payments and provide benefits hereunder.

                  19.      Miscellaneous.
                           --------------

                           No provision in this Agreement may be amended unless
such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. No provision of this Agreement may be waived unless such waiver is agreed to in writing and signed by the waiving party which, in the case of the Company, shall mean by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, including without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company. Executive has executed this Agreement as of the date and year first written above.

                                       CALIBER SYSTEM, INC.




                                       By:
                                           ----------------------------


Agreed to this ____ day of ___________, 1997.




--------------------------
[Executive's Name]